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                                                                Exhibit (f)(iii)

No. I00000502

                               STATE OF MISSOURI
                  [SEAL OF THE SECRETARY OF STATE -- MISSOURI]


                                   Matt Blunt
                               Secretary of State

                              CORPORATION DIVISION
                            CERTIFICATE OF AMENDMENT

I, MATT BLUNT, Secretary of State of the State of Missouri, do hereby certify that

GENERAL AMERICAN LIFE INSURANCE COMPANY



a corporation organized under the Laws of MISSOURI, has delivered to me and that I have filed its Certificate of Amendment of its Articles of Incorporation, that said Corporation has in all respects complied with the requirements of law governing the Amendment of Articles of Incorporation and the said Articles are amended in accordance therewith.



IN TESTIMONY WHEREOF, I have set my
hand and imprinted the GREAT SEAL of             [STATE SEAL OF MISSOURI]
the State of Missouri, on this, the
15th day of NOVEMBER, 2002.


             /s/ Matt Blunt
        ------------------------
$25.00     Secretary of State


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                                 ATTACHMENT "A"

                         AMENDED AND RESTATED CHARTER

                                       AND

                            ARTICLES OF INCORPORATION

                                       OF


                    GENERAL AMERICAN LIFE INSURANCE COMPANY

                                FEBRUARY 21, 1997

                          AS AMENDED SEPTEMBER 10,1997

                            AMENDED OCTOBER 24, 2002

                                    ARTICLE I

      The name of the Company shall continue to be General American Life Insurance Company.

                                   ARTICLE II

      The principal office of the Company shall continue to be located at 700 Market Street in the City of St. Louis, in the State of Missouri.

                                   ARTICLE III

      The Company is incorporated for the purpose of making insurance upon the lives of individuals and every assurance pertaining thereto or connected therewith, to grant, purchase and dispose of annuities and endowments of every kind and description whatsoever, to provide an indemnity against death and for weekly or other periodic indemnity for disability occasioned by accident or sickness to the person of the assured and to have all the further rights, powers and privileges granted or permitted life insurance companies organized under the provisions of Chapter 376 R.S.Mo., and all Acts amendatory thereof or additional thereto.

                                   ARTICLE IV

      The Company was originally organized as a domestic stock and mutual life insurance company in 1933 and, in a process initiated in 1936, converted to a mutual company with no capital stock. Pursuant to a Plan of Reorganization adopted by the Company as of 26 September 1996, and in accordance with Section
376.1300 et seq. R.S.Mo., the Company converted to a stock form life insurance company on 23 April 1997.

      The aggregate number of shares of stock that the Company shall be authorized to issue shall be five million (5,000,000) shares of common stock, with par value of one dollar ($1.00) per share.

      No holder of stock of the Company shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock, or securities convertible into stock, of any

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                                     Page 2




class whatsoever, whether now or hereafter authorized, and all such additional shares of stock or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors, in its absolute discretion, may deem advisable.

      The Company shall be a continuation of the original corporation of the same name whose first Certificate of Authority to transact a life insurance business was granted by the Superintendent of the Insurance Department on the 5th day of September, 1933.

                                    ARTICLE V

      The corporate powers of the Company shall be vested in a Board of Directors and shall be exercised by the Board and by such officers, agents, employees and committees, including an Advisory Committee, as the Board may, in its discretion, from time to time appoint and empower. The Board shall have the power from time to time to make, amend or repeal such By-laws, rules and regulations for the transaction of the business of the Company as the Board may deem expedient and as are not inconsistent with this Amended and Restated Charter and Articles of Incorporation or the constitution or other laws of the State of Missouri. The Company shall have perpetual succession for a term of nine hundred ninety-nine (999) years.

                                   ARTICLE VI

      The Board of Directors shall consist of not less than nine (9) nor more than fifteen (15) persons elected in the manner as shall be prescribed by the By-Laws of the Company.

                                   ARTICLE VII

      The annual meeting of the Company shall be held at such time and place as shall be selected by the Board of Directors or as provided in the By-laws of the Company. Special meetings of the Company shall be called and notice of any annual or special meeting shall be given in the manner provided in the By-laws.

      Each outstanding share of stock shall be entitled to one vote upon each matter submitted to a vote at any annual or special meeting of the Company. On all propositions which shall be submitted for decision at any annual or special meeting of the Company, such matter shall be decided by the vote of the majority of the shares voting at such meeting.
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                                     Page 3








                                  ARTICLE VIII

      This Amended and Restated Charter and Articles of Incorporation may be amended at any annual or special meeting of the Company by the majority vote of the shareholders voting at such meeting;

                           ARTICLE IX: INDEMNIFICATION

      The Company shall indemnify each of its directors, officers, employees, and agents to the full extent specified by Section 351.355 R.S.Mo., as amended from time to time (the "Indemnification Statute"), and, in addition, shall indemnify each of them against all expenses (including, without limitation, attorneys' fees, judgments, fines, taxes, and amounts paid in settlement) actually and reasonably incurred by him or her in connection with any claim (including, without limitation, any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and whether or not by or in the right of any corporation) by reason of the fact that he or she is or was serving the Company or at the request of the Company in any of the capacities referred to in the Indemnification Statute or arising out of his or her status in any such capacity, provided that the Company shall not indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

      The Company is authorized to give or supplement any of the aforesaid indemnifications by By-law, agreement, or otherwise and support them by insurance to the extent it deems appropriate. Amounts to be paid under this
Article IX shall be disbursed at such times and upon such procedures as the Company shall determine. All such indemnification shall continue as to any person who has ceased to serve in any of the aforesaid capacities and shall inure to the benefit of the heirs, devisees, and personal representatives of such person. Indemnification given under this Article IX shall survive elimination or modification of this Article IX with respect to any such expenses incurred in connection with claims arising out of acts or omissions occurring prior to such elimination or modification and persons to whom such indemnification is given shall be entitled to rely on such indemnification as a contract with the Company.
                                          /s/  Anthony J. Williamson
                                          --------------------------------------
                                          Name:      Anthony J. Williamson
                                          Title:    Vice President and Treasurer
ATTEST


/s/ James D. Gaughan
---------------------------
Name:  James D. Gaughan
Title: Secretary
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                      CERTIFICATE OF AMENDMENT OF ARTICLES

                         (to be executed in triplicate)


We, the undersigned president or vice president and secretary or assistant secretary, on our oaths swear and certify to the truth of the following statements:



(1) NAME OF THE INSURANCE COMPANY: General American Life Insurance Company


IF THE NAME OF THE INSURANCE COMPANY CHANGED AS A RESULT OF THIS AMENDMENT, THE NAME OF THE INSURANCE COMPANY IMMEDIATELY BEFORE THIS AMENDMENT WAS
                                                                    -------

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(2) THE DATE OF THE ADOPTION OF THE AMENDMENT BY THE SHAREHOLDERS, MEMBERS OR
OTHER GROUP OF PERSONS ENTITLED TO VOTE ON THE AMENDMENT:  October 24. 2002


(3) THE AMENDMENT ADOPTED (attach additional pages if necessary):

See Attachment "A"

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